AMENDMENT NUMBER FOUR TO THE
EMPLOYMENT AGREEMENT

This AMENDMENT NUMBER FOUR TO THE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into this 26th day of July, 2012 by and between SOUTHERN COMMUNITY BANK AND TRUST (the “Bank”) and James C. Monroe (the “Executive”). The effectiveness of this Amendment is subject to the consummation (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger by and among Southern Community Financial Corporation (the “Company”), Capital Bank Financial Corp. (the “Purchaser”) and Winston 23 Corporation (“Merger Sub”), dated March 26, 2012 (the “Merger Agreement”), and if the Closing does not occur because the Merger Agreement is terminated, this Amendment shall not become effective and will be of no force or effect.

WHEREAS, the Executive is currently employed with the Bank under an Employment Agreement dated April 16, 2007, as amended (the “Employment Agreement”), pursuant to which he currently serves as Treasurer;

WHEREAS, the amendment of the Employment Agreement is required in order to comply with Section 7.2(g) of the Merger Agreement;

WHEREAS, Paragraph 12 of the Employment Agreement provides that the Employment Agreement may be modified by the mutual written consent of the Bank and the Executive;

WHEREAS, as a predicate to the entering into of the Merger Agreement by Purchaser and Merger Sub and a condition to the Closing, in order to preserve the value and goodwill of the Company and the Bank, the Merger Agreement contemplates, among other things, that the Executive shall enter into this Amendment, which shall become effective upon the Closing;

WHEREAS, within fifteen days of executing this Amendment, the Bank shall pay the Executive one hundred dollars ($100), less applicable withholdings, in connection with his execution of this Amendment (the “Amendment Bonus”); and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the Amendment Bonus, mutual covenants and agreements set forth below and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) in connection with the Closing with respect to shares of Company common stock, stock options and restricted stock held by the Executive, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.	The following sentence is hereby added to the end of Paragraph 1 of the Employment Agreement:

Notwithstanding anything in this Employment Agreement to the contrary, following the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Southern Community Financial Corporation (the “Company”), Capital Bank Financial Corp. (the “Purchaser”) and Winston 23 Corporation (“Merger Sub”), dated March 26, 2012 (the “Merger Agreement”), the Officer shall no longer serve as Treasurer and shall no longer have the duties and responsibilities associated with such position and shall instead have the position, titles, duties and responsibilities as assigned from time to time by the Chief Executive Officer of the Purchaser or his designee following the Closing Date (as defined in the Merger Agreement).”

2.	The second to last sentence of Paragraph 2 is hereby deleted in its entirety.

3.	Paragraph 8(c) is hereby amended to read as follows:

“The Bank may terminate the Officer’s employment at any time with or without Cause (as defined below) upon 15 days written notice to the Officer, except with respect to a termination of employment for Cause which shall be immediately effective upon the Bank providing written notice of such termination of employment. Upon termination of employment by the Company, the Officer shall be entitled to receive compensation through the effective date of such termination of employment, and, except as set forth in Paragraph 10, shall have no right to receive compensation or other benefits for any period after the date of termination of employment. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.”

4.	Paragraph 10(a) is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED].”

5.             Paragraph 10(b) is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED]” and all references to “Termination Events” (and the concepts and rights associated therewith) in the Employment Agreement are hereby removed from the Employment Agreement and are no longer applicable.

6.	Paragraph 10(c) is hereby amended to read as follows:

“In the event that the Officer remains employed by the Bank through the earlier of (i) the 60th day following the data conversion date (as determined by the Purchaser) and (ii) the date that is six months immediately following the Closing Date (the “Retention Date”), the Officer shall be entitled to a payment equal to $199,900 (plus any interest that accrues at a rate equal to the annual mid-term applicable federal rate provided for in Section 7872(f)(2)(A) of the Code for the month during which the Closing Date occurs, with such interest to accrue from the date that is six months following the Closing Date through the date that a payment is made to the Officer) (the “Full Change in Control Payment”) to be paid in accordance with Paragraph 10(e); provided, however, that if the Officer’s employment is terminated by the Bank without Cause (as defined in Paragraph 8 of this Agreement) prior to the Retention Date, he will be eligible to receive the Full Change in Control Payment to be paid in accordance with Paragraph 10(e). In the event that the Officer resigns for any reason (other than the reasons set forth in the last sentence of this Paragraph 10(c)) prior to the Retention Date, then the Officer will be eligible to receive a payment equal to $99,900 (the “Partial Change in Control Payment” and each of the Partial Change in Control Payment and the Full Change in Control Payment, as applicable, a “Change in Control Payment”) in lieu of the Full Change in Control Payment, to be paid in accordance with Paragraph 10(e). For the avoidance of doubt, in the event that the Officer’s employment is terminated by the Bank for Cause at any time, whether prior to, on or after the Retention Date, he will not be entitled to any Change in Control Payment. Notwithstanding anything to the contrary set forth in this Paragraph 10(c), if, prior to the Retention Date, the Officer resigns his employment due to his being transferred to a work location which is more than 30 miles from his current work location (other than any ordinary business related travel) or if his duties and responsibilities are significantly and materially adversely changed and are no longer reasonably related to his work experience with the Company prior to the Closing Date, such a resignation shall be deemed to be a termination of the Officer’s employment without Cause for the purposes of this Section 5.”

7.	Paragraph 10(e) is hereby amended to read as follows:

“The applicable Change in Control Payment payable pursuant to Paragraph 10(c) shall, subject to the Officer’s execution and non-revocation of a waiver and release in a form acceptable to the Bank within 30 days of the date of the Officer’s termination of employment, be paid to the Officer, (i) if the Officer’s date of termination of employment occurs on or prior to the second anniversary of the Closing Date, in a lump sum on the 60th day following the date of termination, and (ii) if the Officer’s date of termination of employment occurs following the second anniversary of the Closing Date, in installments in an amount equal to the base salary payments paid to the Officer immediately prior to the date of termination of employment (or with respect to the last installment, such lesser amount as to ensure that the Change in Control Payment is paid in full, but not more than such amount), on each regular payroll date beginning on the first regular payroll date after the 60th day following the date of termination of employment and ending on the payroll date on which the Change in Control Payment has been paid in full to the Officer.”

8.	Paragraph 10(f) is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED]”.

9.	A new Paragraph 10(i) is hereby added and reads as follows:

“If the Officer receives a Change in Control Payment, he shall not be entitled to any payments or benefits under Paragraph 8 of this Agreement, other than base salary earned through the date on which the Officer’s employment terminates. With the exception of: (i) amounts payable pursuant to the Amended Salary Continuation Agreement to which the Officer and the Bank are party; and (ii) vested amounts credited to the Officer’s account(s) under the Bank’s 401(k) Plan, the Officer shall not be eligible to receive any severance, retention or change in control payments or benefits, whether under this Agreement or pursuant to any other agreement, plan, policy or arrangement maintained by the Company, the Bank or any of their affiliates, and the Officer hereby agrees that he has no entitlement to any additional amounts under any such agreement, plan, policy or arrangement other than his rights under the Salary Continuation Agreement between the Officer and the Bank, as amended as provided under the Merger Agreement.”

10.           This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

11.           None of the Purchaser, the Company, the Bank nor any of their respective affiliates shall be required to incur any additional compensation expense in connection with this Amendment due to the application of Section 409A of the Internal Revenue Code of 1986, as amended.

12.           The parties to this Amendment have read this Amendment, understand it and voluntarily accept its terms and the parties agree that there shall not be strict interpretation against either party in connection with any review of this Amendment in which interpretation thereof is an issue. The Executive further acknowledges that: (i) this Amendment is executed voluntarily and without any duress or undue influence on the part or behalf of the Company, the Bank or any of their respective affiliates; (ii) this entire Amendment is written in a manner calculated to be understood by him; (iii) he has been advised by the Bank to seek the advice of legal counsel before entering into this Amendment; (iv) the Executive has been provided with a reasonable period of time to consider the terms and conditions of this Amendment; (v) the Executive is fully aware of the legal and binding effect of this Amendment; and (vi) to the extent he executes this Amendment he does so knowingly and voluntarily and only after consulting his attorney or affirmatively waiving his right to consult with his attorney. In addition, the Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Amendment, including with respect to tax matters, or he has chosen not to have the assistance of counsel.

13.           This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

14.           Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first set forth above.

Executive	Southern Community Financial Corporation

/s/ James C. Monroe, Jr.	By:	/s/ James Hastings